EXHIBIT 7

                         AMENDMENT TO RIGHTS AGREEMENT

    THIS AMENDMENT, dated as of June 11, 1995, is between LOTUS DEVELOPMENT CORPORATION, a Delaware corporation (the "Company"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association (the "Rights Agent").

                                    RECITALS

    A. The Company and the Rights Agent are parties to a Rights Agreement dated as of November 7, 1988, as amended as of April 5, 1990, and as of September 16, 1991 (the "Rights Agreement").

    B. International Business Machines Corporation, a New York corporation ("IBM"), White Acquisition Corp., a New York corporation ("Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will amend its existing offer to purchase all outstanding shares of common stock of the Company and, following consummation of the amended offer, Sub will merge with and into the Company (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement, the amended offer and the Merger.

    C. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

    Accordingly, the parties agree as follows:

        1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

           "Notwithstanding anything in this Rights Agreement to the contrary, neither IBM nor Sub shall be deemed to be an Acquiring Person solely by virtue of (i) the announcement or making of the Existing Offer or the Offer (as such terms are defined in the Merger Agreement), (ii) the acquisition of Common Shares pursuant to the Offer and the Merger (as defined in the Merger Agreement), (iii) the execution of the Merger Agreement or (iv) the consummation of the other transactions contemplated in the Merger Agreement."

        2. Amendment of Section 1(g). Section 1(g) of the Rights Agreement is amended to add the following sentence at the end thereof:

           "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the announcement or making of the Existing Offer or the Offer, (ii) the acquisition of Common Shares pursuant to the Offer and the Merger, (iii) the execution of the Merger Agreement or (iv) the other transactions contemplated in the Merger Agreement."

        3. Amendment of Section 1(j). Section 1(j) of the Rights Agreement is amended and restated to read as follows:

           "(j)(i) 'Final Expiration Date' shall have the meaning set forth in
       Section 7 hereof.

           (j)(ii) 'IBM' shall mean International Business Machines Corporation, a New York corporation.

           (j)(iii) 'Merger Agreement' shall mean the Agreement and Plan of Merger dated as of June 11, 1995, among IBM, Sub and the Company, as amended from time to time."


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        4. Amendment of Section 1(r). Section 1(r) of the Rights Agreement is
    amended and restated to read as follows:

           "(r)(i) 'Shares Acquisition Date' shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such.

           (r)(ii) 'Sub' shall mean White Acquisition Corp., a New York corporation, which is a wholly owned subsidiary of IBM, or any other subsidiary of IBM that is substituted for Sub pursuant to the Merger Agreement."

        5. Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

           "Notwithstanding anything in this Rights Agreement to the contrary,
       (i) the announcement or making of the Existing Offer or the Offer, (ii) the acquisition of Common Shares pursuant to the Offer and the Merger,
       (iii) the execution of the Merger Agreement or (iv) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with Section 13."

        6. Effectiveness. This Amendment shall be deemed effective as of June 11, 1995 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        7. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

        EXECUTED as of the date set forth above.


Attest:                                        LOTUS DEVELOPMENT CORPORATION


 .................................              .................................
Name:                                          Name:
  Title:                                         Title:


Attest:                                        THE FIRST NATIONAL BANK OF BOSTON


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Name:                                          Name:
  Title:                                         Title:


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